UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Francesco, Steven T.
   23 Lakeview Ave.
   New Canaan, CT  06840
2. Issuer Name and Ticker or Trading Symbol
   NETRIX Corporation
   NTRX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   04/30/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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                           |      |    | |                  |   |           |1,000,000          |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Time Option (Right to |$1.50   |     |    | |           |   |3/22/|3/22/|Common Stock|400,000|       |400,000     |D  |            |
Buy)                  |        |     |    | |           |   |99   |09   |            |       |       |            |   |            |
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Time Option (Right to |$3.50   |     |    | |           |   |11/26|3/22/|Common Stock|400,000|       |400,000     |D  |            |
Buy)                  |        |     |    | |           |   |/99  |09   |            |       |       |            |   |            |
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Time Option (Right to |$3.50   |     |    | |           |   |11/30|3/22/|Common Stock|400,000|       |400,000     |D  |            |
Buy)                  |        |     |    | |           |   |/99  |09   |            |       |       |            |   |            |
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Time Option (Right to |$2.75   |     |    | |           |   |12/13|3/22/|Common Stock|400,000|       |400,000     |D  |            |
Buy)                  |        |     |    | |           |   |/99  |09   |            |       |       |            |   |            |
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Time Option (Right to |$8.0625 |4/17/|A   | |400,000    |A  |(1)  |4/17/|Common Stock|400,000|       |400,000     |D  |            |
Buy)                  |        |00   |    | |           |   |     |10   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
 (1) These options to purchase shares of Common Stock will vest and become exercisable as to 100,000 of the options on each semi-annual anniversary of the date of
grant.
SIGNATURE OF REPORTING PERSON
/s/ Steven T. Francesco
DATE
May 10, 2000